Exhibit 99.1

TOM BROWN, INC. AND TOM BROWN RESOURCES FUNDING CORP.
ANNOUNCE EXECUTION OF SUPPLEMENTAL INDENTURE AND EXPIRATION
OF WITHDRAWAL RIGHTS

DENVER, June 30, 2004—Tom Brown, Inc. (“TBI”) and Tom Brown Resources Funding Corp. (“TBRFC” and, together with TBI, “Tom Brown”) today announced that they have executed a second supplemental indenture (“Supplemental Indenture”) as described in Tom Brown’s Offers to Purchase and Consent Solicitation Statement, dated June 14, 2004 (the “Statement”).   Tom Brown received the requisite consents (the “Consents”) of holders of a majority of their 225,000 outstanding units (the “Units”) to the proposed amendments described in the Statement.  Each Unit consists of $512 principal amount of 7.25% Senior Subordinated Notes due September 15, 2013 of TBI and $488 principal amount of 7.25% Senior Subordinated Notes due September 15, 2013 of TBRFC (the “Notes”).

As more fully described in the Statement, the Supplemental Indenture eliminates certain provisions contained in the indentures governing the Notes relating to restrictive covenants, events of default, and conditions to defeasance.  Upon execution of the Supplemental Indenture,  Consents to the proposed amendments may no longer be revoked as described in the Statement.

Merrill Lynch & Co. is acting as the sole dealer manager for the tender offer and consent solicitation.  Questions regarding the tender offer and consent solicitation should be directed to Merrill Lynch & Co. at (888) ML4-TNDR or (212) 449-4914 (collect).

The information agent and the depositary for the tender offer, consent solicitation and change of control offer is Global Bondholder Services Corporation.  Requests for documentation should be directed to Global Bondholder Services Corporation at (866) 873-7700 (banks and brokers may also call (212) 430-3774).

This news release is not an offer to purchase securities, a solicitation of an offer to purchase securities, an offer to sell securities, or a solicitation of consents.  The tender offer is being made and the consent solicitation was made solely by the Statement.

For inquiries about the tender offer or consent solicitation, please contact the information agent:

Global Bondholder Services Corporation
65 Broadway – Suite 704
New York, New York 10006
Attn: Corporate Actions
Banks and Brokers call: (212) 430-3774
Toll free: (866) 873-7700

About Tom Brown

Tom Brown, Inc. is a Denver, Colorado based energy company engaged in the exploration for, and the acquisition, development, production and marketing of natural gas, natural gas liquids and crude oil in North America.  Tom Brown Resources Funding Corp. is a direct wholly owned subsidiary of TBI.

For inquiries about Tom Brown, please contact:

Tom Brown, Inc.
Mark Burford
Director of Investor Relations
(303) 260-5146

Certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results performance or achievements of Tom Brown to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  These factors include, among others, risks and uncertainties detailed in TBI’s most recent filings with the Securities and Exchange Commission.  Visit our website at www.tombrown.com.